Exhibit 99.1

FOR IMMEDIATE RELEASE (Final Draft)

Contact:	Greg Mann
Director, Corporate Communications & Investor Relations
510-284-6566

ABGENIX ANNOUNCES 2005 FOURTH QUARTER AND

FULL YEAR FINANCIAL RESULTS

FREMONT, Calif., Feb. 21, 2006 — Abgenix, Inc. (Nasdaq: ABGX) today announced financial results for the fourth quarter and full year ended December 31, 2005. The company reported a net loss of $43.4 million, or $0.48 per share, for the fourth quarter of 2005, compared to a net loss of $42.9 million, or $0.48 per share, for the same period in 2004.

Net cash used in operating activities in the fourth quarter of 2005 was $26.3 million, compared to $18.8 million in the fourth quarter of 2004.  Cash, cash equivalents and marketable securities totaled approximately $332.8 million as of December 31, 2005.

“Positive clinical data for panitumumab and entering into our merger agreement with Amgen were key accomplishments in the fourth quarter of 2005,” said Bill Ringo, president and chief executive officer of Abgenix.  “The pivotal study for panitumumab met its primary endpoint of improving the rate of progression free survival in metastatic colorectal cancer patients who have failed standard chemotherapy.  Based on these study data, we and Amgen initiated our rolling Biologics License Application with the U.S. Food and Drug Administration in December 2005, and expect to complete the filing by the end of first quarter 2006.  With respect to our pending transaction, we believe the proposed acquisition by Amgen delivers substantial value to Abgenix stockholders and will enable panitumumab to achieve its full potential benefit for patients.  We look forward to closing the transaction, subject to stockholder approval, in late March or early April.”

Revenues for the fourth quarter of 2005 were $7.6 million, compared to $5.9 million for the same period in 2004. Revenues for the fourth quarter of 2005 consisted primarily of contract revenues from technology licensing agreements, including a milestone from Pfizer for advancing a XenoMouse®-derived antibody into a pivotal study. For the fourth quarter of 2004, revenues included milestone payments from Human Genome Sciences, Inc., Chiron Corporation and CuraGen Corporation. The company’s revenues typically result from milestone payments and fees associated with various collaborations and technology licensing agreements.

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Operating expenses for the fourth quarter of 2005 were $50.2 million, compared to $47.2 million for the same period in 2004. Research and development costs for the fourth quarter of 2005 included increased expenses associated with the advanced development, expanded clinical trials and preparations for the potential commercialization of panitumumab. Included in both periods were manufacturing start-up costs related to the company’s antibody production facility. General and administrative expenses for the fourth quarter of 2005 included costs related to the company’s proposed merger with Amgen.

Full Year Financial Results

In light of the special charges resulting from our strategic review and restructuring during the second quarter of 2005, the company is presenting financial results both under generally accepted accounting principles (GAAP) and on a non-GAAP basis.  A reconciliation of the GAAP and non-GAAP financial results is set forth at the end of this press release.

The company reported a net loss under GAAP of $207.0 million, or $2.30 per share, for the year ended December 31, 2005, compared to $187.5 million, or $2.11 per share, for 2004. The financial results for 2005 included restructuring charges of $15.5 million and impairment charges of $25.0 million related to the write-off of intangible assets for technology and intellectual property. The financial results for 2004 included a $17.2 million charge for the write-off of intangible assets for technology and intellectual property.  Excluding these charges from both periods, the loss on a non-GAAP basis for 2005 was $166.4 million, or $1.85 per share, compared to $170.2 million, or $1.92 per share, for 2004.

Revenues for the year ended December 31, 2005 were $18.3 million, compared to $17.4 million for the full year 2004.  Net cash used in operating activities for the year ended December 31, 2005 was $87.6 million, compared to $130.8 million for 2004. Capital spending was $6.8 million for the year ended December 31, 2005, compared to $8.6 million for 2004.

Fourth Quarter 2005 and Recent Company Highlights

Panitumumab development progress

•                  The pivotal Phase 3 study of panitumumab met its primary endpoint of improving progression-free survival in patients with metastatic colorectal cancer (mCRC) who had failed standard chemotherapy.  In comparison with best supportive care alone, the study, which involved 463 patients, showed that the addition of panitumumab delays the rate of tumor progression by 46 percent (p<0.000 000  001).

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•                  Abgenix and Amgen initiated the rolling submission of a Biologics License Application (BLA) filing in December with the U.S. Food and Drug Administration (FDA) for panitumumab in mCRC patients who have failed prior standard chemotherapy, including oxaliplatin and irinotecan.  The companies expect this filing to be completed in the first quarter of 2006.

Merger agreement

•                  Abgenix reached an agreement to be acquired by Amgen for $22.50 per share in cash, or approximately $2.2 billion plus the assumption of outstanding debt.

•                  The Federal Trade Commission granted early termination of the waiting period under the Hart-Scott-Rodino Act in connection with the proposed acquisition of Abgenix by Amgen, satisfying a condition to the closing of the transaction.

•                  The transaction is subject to the approval of Abgenix stockholders at a Special Meeting to be held on March 29, 2006, and is expected to close in late March or early April of 2006.

Conference Call Information

Abgenix will hold a conference call today at 1:30 p.m. PT, 4:30 p.m. ET, to discuss financial results. To participate in the teleconference, please dial 800.591.6944 fifteen minutes before the conference begins. International callers should dial 617.614.4910. The participant code is 82136361. The call will also be webcast live at www.abgenix.com. A replay of the call will be available on the company’s website or by dialing 888-286-8010. International callers should dial 617-801-6888. The replay participant code is 66896648.

About Abgenix

Abgenix is a biopharmaceutical company focused on the discovery, development and manufacturing of fully human therapeutic antibodies. The company’s antibody development platform includes a leading technology and state-of-the-art manufacturing capabilities that enable the rapid generation, selection and production of high affinity, fully human antibody product candidates to a variety of disease targets. Abgenix leverages its leadership position in human antibody technology to build a diversified product portfolio through its own development efforts and the establishment of collaborations with multiple pharmaceutical and biotechnology companies. For more information on Abgenix, visit the company’s website at www.abgenix.com.

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Abgenix Forward-Looking Statement

Statements made in this press release about Abgenix’s technologies, product development activities, collaborative arrangements and the proposed merger with Amgen, other than statements of historical fact, are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made.  For example, statements regarding the expected timing of the closing of the merger are forward-looking statements. Factors that could cause actual results to differ materially from those contemplated above include, among others, the risks associated with the timing and success of clinical trials, the progress of research and product development programs, product manufacturing, consummating the merger with Amgen, timing and outcomes of regulatory approval processes, competitive products and services, litigation and the extent and breadth of Abgenix’s patent portfolio. Please see Abgenix’s public filings with the Securities and Exchange Commission (SEC) for information about risks that may affect Abgenix, including its Form 10-K for the year ended December 31, 2004, and periodic reports on Form 10-Q and
Form 8-K.

Participants in Solicitation

Amgen Inc. (“Amgen”) and Abgenix, Inc. (“Abgenix”) and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Abgenix stockholders in connection with the merger. Information about the directors and executive officers of Amgen and their ownership of Amgen’s stock is set forth in the proxy statement for Amgen’s 2005 Annual Meeting of Stockholders. Information about the directors and executive officers of Abgenix and their ownership of Abgenix’s stock is set forth in the proxy statement for the Special Meeting of Abgenix Stockholders, which was filed with the SEC on February 9, 2006.

Additional Information About the Acquisition and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Abgenix by Amgen. In connection with the proposed acquisition, Amgen and Abgenix intend to file relevant materials with the SEC, including Abgenix’s proxy statement. STOCKHOLDERS OF ABGENIX ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING ABGENIX’S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors are able to obtain the documents free of charge at the SEC’s web site, http://www.sec.gov, and Abgenix stockholders will receive information at an appropriate time on how to obtain transaction-related documents at no cost from Abgenix.

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ABGENIX, INC.

CONSOLIDATED STATEMENT OF OPERATIONS DATA

(in thousands except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
	(unaudited)		(unaudited)	*

Revenues:
Contract revenue	$7,596	$5,557	$18,346	$15,752
Contract manufacturing revenue	—	370	—	1,695
Total revenues	7,596	5,927	18,346	17,447

Operating expenses:
Cost of goods manufactured	—	370	—	2,227
Research and development	36,342	30,175	137,016	124,440
Manufacturing start-up costs	6,374	8,943	18,339	25,430
General and administrative	6,285	6,233	22,287	27,271
Amortization of intangible assets	845	1,441	4,573	6,465
Impairment of intangible assets	—	—	25,000	17,241
Restructuring and other	368	—	15,506	—
Total operating expenses	50,214	47,162	222,721	203,074

Loss from operations	(42,618)	(41,235)	(204,375)	(185,627)

Other income (expenses):
Interest and other income (expenses), net	3,410	551	12,625	5,382
Interest expense	(4,158)	(2,185)	(15,205)	(7,233)
Total other expenses	(748)	(1,634)	(2,580)	(1,851)
Net loss	$(43,366)	$(42,869)	$(206,955)	$(187,478)
Basic and diluted net loss per share	$(0.48)	$(0.48)	$(2.30)	$(2.11)
Shares used in computing basic and diluted net loss per share	90,690	89,009	89,887	88,710

*                                         Derived from the December 31, 2004 audited financial statements.  Certain balances have been reclassified to conform to the current year’s presentation.

ABGENIX, INC.

RECONCILIATION OF GAAP NET LOSS TO NON-GAAP NET LOSS (1)

(in thousands except per share data)

		Three Months Ended		Year Ended
		December 31,		December 31,
		2005	2004	2005	2004
		(unaudited)		(unaudited)

GAAP net loss		$(43,366)	$(42,869)	$(206,955)	$(187,478)
Add:	Impairment of intangible assets	—	—	25,000	17,241
	Restructuring and other	368	—	15,506	—
Non-GAAP net loss		$(42,998)	$(42,869)	$(166,449)	$(170,237)
Basic and diluted non-GAAP net loss per share		$(0.47)	$(0.48)	$(1.85)	$(1.92)
Shares used in computing basic and diluted non-GAAP net loss per share		90,690	89,009	89,887	88,710

(1)                                  Non-GAAP amounts are intended to illustrate the Company’s results of operations excluding impairment of intangible assets and restructuring charges.  The non-GAAP results are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies.

ABGENIX, INC.

CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	December 31,	December 31,
	2005	2004
	(unaudited)	*

Cash, cash equivalents and marketable securities	$332,822	$416,329
Other current assets	20,705	19,187
Total current assets	353,527	435,516
Property and equipment, net	197,598	223,004
Long-term investments	—	23,300
Intangible assets, net	65,217	94,790
Deposits and other assets	33,936	36,108
Total assets	$650,278	$812,718

Deferred revenue	$2,600	$5,783
Accrued restructuring charges	1,426	—
Other current liabilities	36,747	23,257
Total current liabilities	40,773	29,040
Deferred revenue	4,909	5,909
Deferred rent	7,346	7,519
Convertible notes	449,893	463,630
Non-current portion of accrued restructuring charges	5,104	—
Other long-term liabilities	65,677	25,626
Redeemable convertible preferred stock	49,869	49,869
Stockholders’ equity	26,707	231,125
Total liabilities and stockholders’ equity	$650,278	$812,718

*                                         Derived from the December 31, 2004 audited financial statements.  Certain balances have been reclassified to conform to the current year’s presentation.